Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Quarterly Financial Results on Strength of Record Coal Sales Volumes and Pricing; Increases Quarterly Cash Distribution 3.7% to $0.9225 Per Unit; Announces Development of Gibson South Mine; Updates Guidance

TULSA, OKLAHOMA, July 27, 2011 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record financial results for the quarter ended June 30, 2011 (the “2011 Quarter”). Record coal sales volumes combined with record average coal sales prices drove revenues in the 2011 Quarter to a record $457.9 million, an increase of 14.4% compared to the quarter ended June 30, 2010 (the “2010 Quarter”). ARLP also posted records in the 2011 Quarter for EBITDA, which increased 13.7% to $146.7 million; net income, which climbed 14.9% to $98.2 million; and net income per basic and diluted partner unit, which increased 12.1% to $2.04 per unit, each as compared to the 2010 Quarter. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2011 Quarter to $0.9225 per unit (an annualized rate of $3.69 per unit), payable on August 12, 2011 to all unitholders of record as of the close of trading on August 5, 2011. The announced distribution represents a 13.9% increase over the cash distribution of $0.81 per unit for the 2010 Quarter and a 3.7% increase over the cash distribution of $0.89 per unit for the first quarter of 2011 (the “Sequential Quarter”).

In addition, ARLP announced that the Board has approved development of the Gibson South mine. ARLP’s independent operating subsidiary Gibson County Coal (South), LLC will develop the Gibson South mine as an underground mining complex utilizing four continuous mining units employing room-and-pillar mining techniques to access approximately 48.4 million tons of medium-sulfur coal from the Indiana No. 5 coal seam. The new Gibson South mine will be located near ARLP’s current Gibson mining complex outside the city of Princeton, Indiana. Initial production is currently expected to begin by the third quarter of 2014 and it is anticipated that at full capacity the Gibson South complex will employ approximately 310 miners and produce up to 3.3 million tons of coal annually. Total capital expenditures to develop the Gibson South mining complex are currently estimated in a range of $200 - $210 million and will be funded with current cash on hand and cash generated from operations.

“ARLP remains on track to post its eleventh consecutive year of record financial performance in 2011 after once again delivering record second quarter and first half results,” said Joseph W. Craft III, President and Chief Executive Officer. “In addition to this outstanding operating performance, we recently received the permits necessary to begin construction of the Gibson South mining complex enabling us to expand our presence into the growing international and domestic market

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for this higher valued, medium-sulfur coal. Once completed the Gibson South mine combined with the Gibson North mine will give ARLP over 6 million tons of annual production of a less than three pound SO2 product, which today commands over a $15 per ton premium in the domestic market compared to the typical five pound product sold from the Illinois Basin. The international market for this product enjoys an even greater spread. ARLP’s continued execution of its growth strategy and solid year-to-date performance led our Board to approve a 3.7% increase to the quarterly distribution to our unitholders.”

Consolidated Financial Results

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

Record revenues in the 2011 Quarter were driven primarily by record average coal price realizations and record coal sales volumes. As a result of improved pricing under ARLP’s coal sales contracts and increased pricing of export market sales, average coal sales prices in the 2011 Quarter rose 8.8% to a record $56.08 per ton sold, compared to the 2010 Quarter. Increased production and sales tons in the 2011 Quarter, particularly from the River View, Pattiki and Central Appalachia mines, pushed coal sales volumes up 5.4% to a record 7.9 million tons while production volumes rose 8.9% to 7.5 million tons, both as compared to the 2010 Quarter.

Increased coal production and sales tons also contributed to higher operating expenses in the 2011 Quarter, which increased 15.2% to $284.1 million compared to the 2010 Quarter. Operating expenses were particularly impacted by higher materials and supplies expenses, sales-related expenses, maintenance costs and labor-related costs during the 2011 Quarter. Operating expenses during the 2011 Quarter also reflect increased costs associated with incidental production at the Tunnel Ridge mine development project.

Financial results for the 2011 Quarter compared to the 2010 Quarter were also impacted by higher depreciation, depletion and amortization, which increased $3.4 million to $39.1 million primarily as a result of capital expenditures at the River View mine and mine infrastructure and equipment expenditures at the Dotiki mine. In addition, outside coal purchases increased $1.3 million, compared to the 2010 Quarter, due to increased brokerage activity as well as higher cost per ton of coal purchased for sale into the export market and general and administrative expenses rose $1.4 million primarily as a result of increased incentive compensation expense and professional service fees.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

For the six months ended June 30, 2011 (the “2011 Period”), ARLP reported records for all major operating and financial metrics. Led by increased production and sales volumes at River View, tons produced climbed 8.9% and tons sold increased 3.8%, compared to the six months ended June 30, 2010 (the “2010 Period”). Higher coal sales volumes and increased average coal sales prices, which rose $4.67 per ton sold, combined to drive 2011 Period revenues to $881.2 million, up 12.8% compared to the 2010 Period, while EBITDA for the 2011 Period increased 16.5% to $288.9 million, compared to EBITDA of $247.9 million for the 2010 Period. Net income for the 2011 Period increased 20.6% to $193.6 million, or $4.03 of net income per basic and diluted limited partner unit, compared to net income of $160.4 million, or $3.38 of net income per basic and diluted limited partner unit, for the 2010 Period.

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Regional Results and Analysis

(in millions, except per ton data)	2011 Second Quarter	2010 Second Quarter	% Change Quarter / Quarter	2011 First Quarter	% Change Sequential

Illinois Basin
Tons sold	6.328	6.113	3.5%	6.174	2.5%
Coal sales price per ton (1)	$50.10	$47.47	5.5%	$50.21	(0.2)%
Segment Adjusted EBITDA Expense per ton (2)	$30.50	$28.56	6.8%	$29.19	4.5%
Segment Adjusted EBITDA (2)	$124.2	$115.9	7.2%	$130.7	(5.0)%

Central Appalachia
Tons sold	0.708	0.543	30.4%	0.595	19.0%
Coal sales price per ton (1)	$80.66	$75.24	7.2%	$78.98	2.1%
Segment Adjusted EBITDA Expense per ton (2)	$55.85	$58.82	(5.0)%	$56.36	(0.9)%
Segment Adjusted EBITDA (2)	$17.6	$8.9	97.8%	$13.6	29.4%

Northern Appalachia
Tons sold	0.830	0.833	(0.4)%	0.769	7.9%
Coal sales price per ton (1)	$79.92	$65.87	21.3%	$65.94	21.2%
Segment Adjusted EBITDA Expense per ton(2)	$62.12	$49.97	24.3%	$53.72	15.6%
Segment Adjusted EBITDA (2)	$15.6	$14.1	10.6%	$10.3	51.5%

Total (3)
Tons sold	7.890	7.489	5.4%	7.538	4.7%
Coal sales price per ton (1)	$56.08	$51.53	8.8%	$54.08	3.7%
Segment Adjusted EBITDA Expense per ton (2)	$36.70	$33.51	9.5%	$34.40	6.7%
Segment Adjusted EBITDA (2)	$159.7	$140.6	13.6%	$154.6	3.3%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

ARLP sold a record 7.9 million tons of coal in the 2011 Quarter, an increase of 5.4% over the 2010 Quarter and 4.7% over the Sequential Quarter. Increased coal sales volumes in the Illinois Basin primarily reflect continued strong sales performance from the River View mine and the resumption of full production at the Pattiki mine earlier this year., Increased coal production and sales volumes from the MC Mining and Pontiki mines drove Central Appalachian coal sales volumes higher in both the 2011 and Sequential Quarters. Higher total coal sales volumes also reflect increased sales of purchased tons and coal inventory during the 2011 Quarter. Total coal inventories fell to approximately 830,000 tons at the end of the 2011 Quarter, a decrease of approximately 240,000 tons and 230,000 tons from inventories at the end of the 2010 and Sequential Quarters, respectively. ARLP currently anticipates coal inventories to continue to trend lower throughout the balance of this year.

Coal prices improved in all of ARLP’s operating regions during the 2011 Quarter, particularly for sales of its Northern Appalachian coal into the high priced export markets, resulting in record

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average coal sales prices of $56.08 per ton sold – an increase of 8.8% compared to the 2010 Quarter. Sequentially, coal sales prices increased 3.7% due to improved contract pricing in the Central Appalachia region and strong export market pricing in the Northern Appalachian region.

Total Segment Adjusted EBITDA Expense per ton in the 2011 Quarter increased 9.5% and 6.7% compared to the 2010 and Sequential Quarters, respectively. The continued impact of increasingly stringent regulatory compliance requirements as well as higher sales related expenses contributed to higher Segment Adjusted EBITDA Expense per ton during the 2011 Quarter in all of our operating regions. For the 2011 Quarter, Segment Adjusted EBITDA Expense per ton in the Illinois Basin increased compared to the 2010 Quarter primarily as a result of lower production due to mining conditions at the Warrior and Dotiki mines and weather-related disruptions at the Gibson North and Hopkins mines. Seasonal off-time schedules in the Illinois Basin also impacted Segment Adjusted EBITDA Expense per ton compared to the Sequential Quarter. Segment Adjusted EBITDA Expense per ton for the 2011 Quarter decreased in Central Appalachia compared to both the 2010 and Sequential Quarters due to the previously discussed increases in production at both of ARLP’s Central Appalachian mines. Higher Segment Adjusted EBITDA Expense per ton in Northern Appalachia in the 2011 Quarter, compared to both the 2010 and Sequential Quarters, reflects increased cost per ton of coal purchased for sale into the export markets and continued difficult geological conditions at the Mountain View mine in addition to increased expenses at the Tunnel Ridge mine development project discussed above.

Outlook

Commenting on Alliance’s outlook Mr. Craft continued, “During the 2011 Quarter we entered into new coal sales agreements for deliveries of 4.2 million tons through 2016 at prices above current price realizations, bringing our total new contract commitments to approximately 9.7 million tons since the beginning of this year. In particular, demand for ARLP’s scrubber quality coal from the Illinois Basin and Northern Appalachian regions continues to show growth as the markets for these products expand both domestically and internationally. We remain optimistic that our strategy of focusing on these expanding markets bodes well for ARLP’s future growth prospects.”

Based on results to date and current estimates, ARLP anticipates 2011 coal production within the previously provided range of 31.6 to 32.6 million tons. ARLP continues to expect 2011 coal sales in a range of 32.0 to 33.0 million tons, substantially all of which is committed and priced. Beyond 2011, ARLP has secured coal sales commitments for approximately 28.1 million tons, 27.2 million tons and 21.1 million tons in 2012, 2013 and 2014, respectively, of which approximately 3.0 million tons in 2012, 6.2 million tons in 2013 and 6.6 million tons in 2014 remain open to market pricing.

ARLP is updating its estimated ranges for 2011 revenues, excluding transportation revenues, to $1.80 to $1.85 billion, EBITDA to $550.0 to $585.0 million, and net income to $355.0 to $385.0 million. With approval of the Gibson South mine opening, the addition of the previously announced mining unit at the Pontiki mine and current construction schedules at the Tunnel Ridge mine development, ARLP is now anticipating 2011 total capital expenditures, including maintenance capital expenditures, near the upper end of its previously provided range of $320.0 to $360.0 million. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

A conference call regarding ARLP’s 2011 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 783-2143 and provide pass code

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35336200. International callers should dial (857) 350-1602 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 56211031. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the fourth largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia and is also constructing a new mining complex in West Virginia. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; the impact of recent health care legislation; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform;

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customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax credits; and, difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Tons Sold	7,890	7,489	15,428	14,870
Tons Produced	7,535	6,917	15,755	14,461

SALES AND OPERATING REVENUES:
Coal sales	$442,483	$385,905	$850,168	$750,064
Transportation revenues	8,706	8,821	18,006	18,526
Other sales and operating revenues	6,757	5,617	13,030	12,414

Total revenues	457,946	400,343	881,204	781,004

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	284,117	246,702	540,235	485,969
Transportation expenses	8,706	8,821	18,006	18,526
Outside coal purchases	5,842	4,544	9,631	6,386
General and administrative	13,002	11,628	25,422	22,329
Depreciation, depletion and amortization	39,100	35,677	76,962	71,973

Total operating expenses	350,767	307,372	670,256	605,183

INCOME FROM OPERATIONS	107,179	92,971	210,948	175,821

Interest expense, net	(9,156)	(7,439)	(18,466)	(15,034)
Interest income	87	48	192	99
Other income	393	304	980	154

INCOME BEFORE INCOME TAXES	98,503	85,884	193,654	161,040
INCOME TAX EXPENSE	325	423	96	591

NET INCOME	$98,178	$85,461	$193,558	$160,449

GENERAL PARTNERS’ INTEREST IN NET INCOME	$22,209	$17,957	$43,214	$34,999

LIMITED PARTNERS’ INTEREST IN NET INCOME	$75,969	$67,504	$150,344	$125,450

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$2.04	$1.82	$4.03	$3.38

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.89	$0.79	$1.75	$1.565

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	36,775,741	36,716,855	36,762,402	36,703,901

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$347,111	$339,562
Trade receivables	145,826	112,942
Other receivables	1,314	2,537
Due from affiliates	264	1,912
Inventories	52,081	31,548
Advance royalties	4,812	4,812
Prepaid expenses and other assets	4,100	10,024

Total current assets	555,508	503,337

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,730,668	1,598,130
Less accumulated depreciation, depletion and amortization	(711,207)	(648,883)

Total property, plant and equipment, net	1,019,461	949,247

OTHER ASSETS:
Advance royalties	30,684	27,439
Other long-term assets	20,357	21,255

Total other assets	51,041	48,694

TOTAL ASSETS	$1,626,010	$1,501,278

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$79,683	$63,339
Due to affiliates	467	573
Accrued taxes other than income taxes	18,754	13,901
Accrued payroll and related expenses	30,848	30,773
Accrued interest	3,403	2,491
Workers’ compensation and pneumoconiosis benefits	8,357	8,518
Current capital lease obligations	771	295
Other current liabilities	17,893	16,715
Current maturities, long-term debt	18,000	18,000

Total current liabilities	178,176	154,605

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	704,000	704,000
Pneumoconiosis benefits	47,753	45,039
Accrued pension benefit	10,809	13,296
Workers’ compensation	66,785	59,796
Asset retirement obligations	56,880	56,045
Due to affiliates	—	1,954
Long-term capital lease obligations	2,835	165
Other liabilities	3,592	10,595

Total long-term liabilities	892,654	890,890

Total liabilities	1,070,830	1,045,495

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,775,741 and 36,716,855 units outstanding, respectively	857,015	761,875
General Partners’ deficit	(283,247)	(287,371)
Accumulated other comprehensive loss	(18,588)	(18,721)

Total Partners’ Capital	555,180	455,783

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,626,010	$1,501,278

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2010

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$261,385	$258,867

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(142,433)	(174,848)
Changes in accounts payable and accrued liabilities	(5,524)	(9,913)
Proceeds from sale of property, plant and equipment	122	102
Receipts of prior advances on Gibson rail project	810	1,032

Net cash used in investing activities	(147,025)	(183,627)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	—	66,500
Payments under revolving credit facilities	—	(61,500)
Payments on capital lease obligations	(379)	(160)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,324)	(1,265)
Cash contributions by General Partners	87	43
Distributions paid to Partners	(104,195)	(90,412)

Net cash used in financing activities	(106,811)	(86,794)

EFFECT OF CURRENCY TRANSLATION ON CASH	—	(333)

NET CHANGE IN CASH AND CASH EQUIVALENTS	7,549	(11,887)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	339,562	21,556

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$347,111	$9,669

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA” and Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,	Year Ended December 31,
	2011	2010	2011	2010	2011	2011E Midpoint

Cash flows provided by operating activities	$140,537	$152,221	$261,385	$258,867	$120,848	$539,000
Non-cash compensation expense	(1,577)	(1,038)	(2,915)	(1,894)	(1,338)	(6,700)
Asset retirement obligations	(637)	(648)	(1,273)	(1,292)	(636)	(2,500)
Coal inventory adjustment to market	(330)	(1,034)	(1,365)	(1,034)	(1,035)	—
Loss on retirement of damaged vertical hoist conveyor equipment	—	(1,204)	—	(1,204)	—	—
Net loss on foreign currency exchange	—	(51)	—	(333)	—	—
Net loss on sale of property, plant and equipment	(507)	—	(576)	(70)	(69)	—
Other	(230)	(141)	(453)	(271)	(223)	—
Net effect of working capital changes	22	(26,967)	15,717	(20,347)	15,695	1,600
Interest expense, net	9,069	7,391	18,274	14,935	9,205	35,700
Income tax expense (benefit)	325	423	96	591	(229)	400

EBITDA	146,672	128,952	288,890	247,948	142,218	567,500
Depreciation, depletion and amortization	(39,100)	(35,677)	(76,962)	(71,973)	(37,862)	(161,400)
Interest expense, net	(9,069)	(7,391)	(18,274)	(14,935)	(9,205)	(35,700)
Income tax (expense) benefit	(325)	(423)	(96)	(591)	229	(400)

Net income	$98,178	$85,461	$193,558	$160,449	$95,380	$370,000

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to

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assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended June 30,		Three Months Ended March 31,
	2011	2010	2011

Operating expense	$284,117	$246,702	$256,118
Outside coal purchases	5,842	4,544	3,789
Other income	(393)	(304)	(587)

Segment Adjusted EBITDA Expense	$289,566	$250,942	$259,320
Divided by tons sold	7,890	7,489	7,538

Segment Adjusted EBITDA Expense per ton	$36.70	$33.51	$34.40

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.

	Three Months Ended June 30,		Three Months Ended March 30,
	2011	2010	2011

EBITDA (See reconciliation to GAAP above)	$146,672	$128,952	$142,218
General and administrative	13,002	11,628	12,420

Segment Adjusted EBITDA	$159,674	$140,580	$154,638

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